Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 14, 2014

$[—] Buffered Return Enhanced Notes due February 26, 2018 Linked to the Performance of the Nikkei Stock Average (Nikkei225) Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 21, 2014

Issue Date:	February 26, 2014

Final Valuation Date*:	February 21, 2018

Maturity Date**:	February 26, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The Nikkei Stock Average (Nikkei225) (the “Index”) (Bloomberg ticker symbol “NKY<Index>”)

Upside Leverage Factor:	[1.03 – 1.13]*** *** The actual Upside Leverage Factor will be determined on the Initial Valuation Date and will not be less than 1.03.

Downside Leverage Factor:	1.3333

Buffer Percentage:	25.00%

Observation Dates*:	Quarterly, on the 21st day of each May, August, November and February (or if such day is not a scheduled trading day, the next following scheduled trading day), beginning on May 21, 2014 and ending on February 21, 2018 (the Final Valuation Date).

Payment at Maturity:

If you hold your Notes to maturity, you will receive a payment at maturity (in each case, subject to our credit risk) per $1,000 principal amount Note that you hold calculated as follows:

•     If the Final Index Return is greater than or equal to -25.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Average Index Return × Upside Leverage Factor]

•     If the Final Index Return is less than -25.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Final Index Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Index Return × Upside Leverage Factor)]

In such a scenario, the return on your Notes will be negative if the Average Index Return multiplied by the Upside Leverage Factor does not offset the product of the Downside Leverage Factor multiplied by the sum of the Final Index Return and the Buffer Percentage. You may lose some or all of your principal at maturity, even if the Average Index Return is positive.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[—]	$[—]	$[—]	$[—]

‡	Investors that hold their notes in fee based advisory accounts or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $971.00 and $996.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms, Continued

Final Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Average Index Return:

The performance of the Index from the Initial Level to the Average Index Level, calculated as follows and subject to a minimum Average Index Return of 0.00%:

Average Index Level – Initial Level

Initial Level

In no circumstance will the Average Index Return be less than 0.00%.

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Average Index Level:	The arithmetic average of the Index Closing Level on each of the 16 quarterly Observation Dates.

Index Closing Level:

With respect to a scheduled trading day, the closing level of the Index published at the regular weekday close of trading on that valuation date as displayed on Bloomberg Professional® service page “NKY<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. The term “scheduled trading day”, with respect to the Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”.

In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741T6A0 / US06741T6A06

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” below.
**	Subject to postponement for in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement “Selected Purchase Considerations—Market Disruption Events” below.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL AMOUNTS PAYABLE AT MATURITY

The following examples illustrate hypothetical payments at maturity on the Notes assuming a range of hypothetical Average Index Returns and Final Index Returns. The hypothetical Average Index Returns and Final Index Returns set forth below are for illustrative purposes only and are not estimates or forecasts of the Final Level, the Average Index Return, Final Index Return or the Index Closing Level on any scheduled trading day during the term of the Notes. As such, the examples below do not reflect the actual return applicable to a purchaser of the Notes.

The numbers in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Level: 100.00*

•	Upside Leverage Factor: 1.03

•	Downside Leverage Factor: 1.3333

•	Buffer Percentage: 25.00%

*	The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only and does not represent an actual likely Initial Level for the Index. The actual Index Closing Level on February 10, 2014 is 14,718.34. For more information about recent closing levels of the Index, please see “Description of the Index” below.

Example 1 – Calculation of the Payment at Maturity where the Final Index Return is greater than or equal to -25.00% (and the Average Index Return is positive)

Hypothetical Final Level	Hypothetical Average Index Level	Final Index Return	Average Index Return
95.00	105.00	-5.00%	5.00%

Given that the Final Index Return is greater than or equal to -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Average Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.03] = $1,051.50

As such, on a $1,000 principal amount Note, when the Final Index Return is greater than or equal to -25.00%, a 5.00% Average Index Return results in a payment at maturity of $1,051.00, a 5.15% return on the Notes.

Example 2 – Calculation of the Payment at Maturity where the Final Index Return is greater than or equal to -25.00% (and the Average Index Return is equal to 0.00%)

Hypothetical Final Level	Hypothetical Average Index Level	Final Index Return	Average Index Return
107.50	85.00	7.50%	0.00%*

Given that the Final Index Return is greater than or equal to -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Average Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 0.00% × 1.03] = $1,000.00

As such, on a $1,000 principal amount Note, when the Final Index Return is greater than or equal to -25.00%, although the Final Index Return is 5.00%, a 0.00% Average Index Return results in a payment at maturity of $1,000.00, a 0.00% return on the Notes.

*	As described above, the Average Index Return is equal to the performance of the Index from the Initial Level to the Average Index Level and calculated as follows: Average Index Level – Initial Level / Initial Level. Based on a hypothetical Average Index Level of 95.00 and an Initial Index Level of 100.00, the performance of the Index equals -5.00%, however the Average Index Return is subject to a minimum return of 0.00%.

PPS-5

Example 3 – Calculation of the Payment at Maturity where the Final Index Return is less than -25.00% (and the Average Index Return is positive and sufficient to offset the negative Final Index Return)

Hypothetical Final Level	Hypothetical Average Index Level	Final Index Return	Average Index Return
70.00	110.00	-30.00%	10.00%

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Index Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Index Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-30.00% + 25.00%) × 1.3333] + [$1,000 × (10.00% × 1.03)] = $1,036.33

As such, although the Final Index Return is less than -25.00%, because the Average Index Return is 10.00%, a Final Index Return of -30.00% results in a payment at maturity of $1,036.33, a 3.63% return on the Notes. In this case, the impact of the positive Average Index Return offsets the negative Final Index Return, resulting in a positive return on the Notes.

Example 4 – Calculation of the Payment at Maturity where the Final Index Return is less than -25.00% (and the Average Index Return is positive but not sufficient to offset the negative Final Index Return)

Hypothetical Final Level	Hypothetical Average Index Level	Final Index Return	Average Index Return
25.00	105.00	-75.00%	5.00%

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Index Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Index Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-75.00% + 25.00%) × 1.3333] + [$1,000 × (5.00% × 1.03)] = $384.83

As such, when the Final Index Return is less than -25.00%, although the Average Index Return is 5.00%, a Final Index Return of -75.00% results in a payment at maturity of $384.83, a -61.52% return on the Notes. In this case, the impact of the positive Average Index Return does not offset the negative Final Index Return, resulting in a negative return on the Notes and a loss of principal at maturity.

Example 5 – Calculation of the Payment at Maturity where the Final Index Return is less than -25.00% (and the Average Index Return is zero)

Hypothetical Final Level	Hypothetical Average Index Level	Final Index Return	Average Index Return
25.00	95.00	-75.00%	0.00%*

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Index Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Index Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-75.00% + 25.00%) × 1.3333] + [$1,000 × (0.00% × 1.03)] = $333.33

When the Final Index Return is less than -25.00% and the Average Index Return is 0.00%, the payment at maturity is equal to sum of (1) $1,000 plus (2) the product of (i) 1,000 times (ii) the sum of (a) Final Index Return and (b) the Buffer Percentage times (iii) the Downside Leverage Factor. In this scenario, a Final Index Return of -75.00% results in a payment at maturity of $333.33, a -66.67% return on the Notes. In this case, the Average Index Return does not provide any offset of the negative Final Index Return, resulting in a negative return on the Notes and a more significant loss of principal at maturity than a positive Average Index Return.

*	As described above, the Average Index Return is equal to the performance of the Index from the Initial Level to the Average Index Level and calculated as follows: Average Index Level – Initial Level / Initial Level. Based on a hypothetical Average Index Level of 95.00 and an Initial Index Level of 100.00, the performance of the Index equals -5.00%, however the Average Index Return is subject to a minimum return of 0.00%.

PPS-6

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—The Observation Dates, the Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event with respect to the Index. If the Calculation Agent determines that on an Observation Date or the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of the Index, the Observation Date or Final Valuation Date will be postponed. If such postponement occurs, the Index Closing Level of the Index shall be determined using the Index Closing Level of the Index on the first following scheduled trading day on which no Market Disruption Event occurs or is continuing in respect of the Index. In no event, however, will an Observation Date or the Final Valuation Date be postponed by more than five scheduled trading days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of the Index on such fifth day, the Calculation Agent will make an estimate of the Index Closing Level that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

•	For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

•	Adjustments to the Index—The payment you will receive at maturity may be subject to adjustment in certain circumstances. For a description of adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•	Exposure to Japanese Equities of the Index—The return on the Notes is linked to the performance of the Index, as described in this preliminary pricing supplement. The Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, Inc., representing a broad cross-section of Japanese industries. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—Nikkei Stock Average (Nikkei225)” in this accompanying index supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Final Index Return is less than -25.00% and the Average Index Return multiplied by the Upside Leverage Factor does not offset the product of the Downside Leverage Factor multiplied by the sum of the Final Index Return and the Buffer Percentage of 25.00%, you may lose up to 100% of the principal amount of your Notes. Additionally, unless the Average Index Return is positive, investors will lose 1.3333% of their principal amount for each 1.00% that the Final Index Return is less than -25.00%.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement

•	The Return on the Notes Will Be Affected by the Average Index Return—If the Final Index Return is greater than or equal to -25.00%, the return on the Notes will equal the Average Index Return multiplied by the Upside Leverage Factor. Because the Average Index Return will be calculated based on the Average Index Level of the Index, which is based on the arithmetic average of the Index Closing Level on each of the 16 quarterly Observation Dates, and the Average Percentage Level may be less than the Final Level, the return on the Notes may be less than what it would be if the payment on the Notes were based solely on the performance of the Index from its Initial Level to its Final Level. This difference could be particularly large if there is a significant increase in the Index Closing Level during the latter portion of the term of the Notes. Similarly, if the Final Index Return is less than -25.00%, the Average Index Return may be zero, or may not be sufficiently greater than zero to offset the negative Final Index Return. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Index Closing Level of the Index on any previous Observation Dates, in that those levels will impact the amount payable at maturity.

•	The Payment at maturity Will Not Be Affected by the Level of the Index Other than on the Index Closing Level on the Observation Dates, Including the Final Valuation Date—Changes in the level of the Index during the term of the Notes other than on the Observation Dates (including the Final Valuation Date) will not be reflected in the calculation of the payment at maturity. The Calculation Agent will calculate the amount payable to you at maturity by only considering the Final Level or the Average Index Level, as applicable. No other levels of the Index will be taken into account. As a result, you may receive less than the principal amount of the Notes, even if the level of the Index has increased at certain times during the term of the Notes before decreasing to a level below the Initial level on the various Observation Dates.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive periodic interest payments as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on a conventional fixed-rate or floating-rate debt security of the issuer of comparable maturity. Thus, the Notes are not a suitable investment for investors who require fixed income payments.

•	Holding the Notes is not the Same as Owning Directly the Indices, or the Underlying Constituents of the Indices; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly the underlying constituents/components of the Indices. The return on your Notes will not reflect the return you would realize if you actually purchased the underlying constituents/components of the Indices. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either of the Indices, would have.

•	Historical Performance of the Index Should Not Be Taken as Any Indication of the Future Performance of the Index Over the Term of the Notes—The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Therefore, the performance of the Index over the term of the Notes may bear no relation or resemblance to the historical performance of the Index.

PPS-8

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise

PPS-9

•	provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Conflicts of Interest—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

As noted above, the Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, Inc., representing a broad cross-section of Japanese industries. For more information about the Index, see “Non-Proprietary Indices—Equity Indices—Stock Average (Nikkei225)” in the accompanying index supplement.

PPS-10

Historical Information

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	14,691.41	11,787.51	12,525.54
June 30, 2008	14,489.44	12,656.42	13,481.38
September 30, 2008	13,603.31	11,259.86	11,259.86
December 31, 2008	11,368.26	7,162.90	8,859.56
March 31, 2009	9,239.24	7,054.98	8,109.53
June 30, 2009	10,135.82	8,351.91	9,958.44
September 30, 2009	10,639.71	9,050.33	10,133.23
December 31, 2009	10,638.06	9,081.52	10,546.44
March 31, 2010	11,097.14	9,932.90	11,089.94
June 30, 2010	11,339.30	9,382.64	9,382.64
September 30, 2010	9,795.24	8,824.06	9,369.35
December 31, 2010	10,370.53	9,154.72	10,228.92
March 31, 2011	10,857.53	8,605.15	9,755.10
June 30, 2011	10,004.20	9,351.40	9,816.09
September 30, 2011	10,137.73	8,374.13	8,700.29
December 30, 2011	9,050.47	8,160.01	8,455.35
March 31, 2012	10,255.15	8,378.36	10,083.56
June 30, 2012	10,109.87	8,295.63	9,006.78
September 30, 2012	9,232.21	8,365.90	8,870.16
December 31, 2012	10,395.18	8,534.12	10,395.18
March 31, 2013	12,635.69	10,486.99	12,335.96
June 30, 2013	15,627.26	12,003.43	13,677.32
September 30, 2013	14,808.50	13,338.46	14,455.80
December 31, 2013	16,291.31	13,853.32	16,291.31
February 10, 2014*	16,121.45	14,008.47	14,718.34

*	For the period commencing January 2, 2014 and ending on February 10, 2014

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from January 1, 2008 through February 10, 2014. The Index Closing Level on February 10, 2014 was 14,718.34.

We obtained the Index Closing Levels provided in the table and graph above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any day during the term of the Notes. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-11